EXHIBIT 99.1

Kohl’s Comments on Activist Investors’ Announcement

●Kohl’s directors outmatch the Activist Investors’ slate of nominees on relevant experience

●Activists’ proposals threaten to disrupt Kohl’s business momentum

●Kohl’s is continuing to engage in good faith with the Activist Investors with the objective of finding common ground that serves the interest of all shareholders

MENOMONEE FALLS, Wis.—March 11, 2021—Kohl’s Corporation (NYSE:KSS) (“Kohl’s” or the “Company”) today issued the following statement in response to the amended preliminary proxy filing put forward by Macellum Advisors GP, LLC, Legion Partners Holdings, LLC, Ancora Advisors, LLC, and 4010 Capital, LLC (collectively, “the Activist Investors”).

The Activist Investors are focused on short-termism and financial engineering at the expense of sustainable operating and financial success. They also propose certain ideas that the Company already has well underway. We reject their attempt to disrupt Kohl's strong business momentum.

Overseen by our Board of Directors, Kohl’s is executing on a compelling strategy to accelerate topline performance and enhance long-term profitability. We are making significant progress, with the announcements of key strategic partnerships and recent results exceeding expectations. Kohl’s stock price has appreciated almost 200% since we announced our new strategy in October, outperforming the S&P 500 by more than 170%.

The Kohl’s Board brings a diverse and relevant set of experiences well suited to support our continued momentum. Our Board has added six new directors since 2016, refreshing the Board by 50%, as part of a continuous refreshment process. These Board changes reflect a deliberate internal assessment of the mix of necessary experience and skills of our Board and our ongoing dialogue with all our shareholders as to their perspectives on our Board’s composition.

Kohl’s directors outmatch the Activist Investors’ slate of nominees on relevant experience. For example, all 12 of Kohl’s directors have extensive retail or consumer-facing industry experience, and four are current or former retail CEOs. Kohl’s Board also has extensive technology and digital leadership experience as well as significant investment and capital allocation expertise.

In contrast, the Activists’ slate lacks critical relevant experience. One of their nominees has presided over four companies that filed for bankruptcy. Three of their five nominees have not served on boards of retail companies of a comparable size to Kohl’s. Two of the nominees have never served on a public company board. Finally, four of five of the Activists’ nominees lack meaningful digital experience, an area critically important to Kohl’s future growth, now representing 40% of our business.

Regardless of whether the Activists are nominating five or nine directors, their capabilities and track records simply do not measure up. Shareholders should reject the efforts of this slate to impose short-termism and financial engineering to disrupt the Kohl’s business strategy and our ongoing momentum.

Kohl’s has held numerous meetings with the Activists and is scheduled to engage with them again next week. Kohl’s Board and management team continue to be open to all ideas that can create value and will continue to engage in good faith with the Activist Investors with the objective of finding common ground that serves the interest of all shareholders.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “strategy,” “preliminary,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute on and realize the benefits of our strategic plan, market conditions beyond our control, including the ongoing and evolving impact of the COVID-19 pandemic, that may negatively impact our stock price vis-à-vis industry analyst expectations and the risks described more fully in Item 1A in the Company's Annual Report on Form 10-K, and in Item 1A of Part II in the Company's Quarterly Report on Form 10-Q for the quarter ended May 2, 2020, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company's filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

Important Shareholder Information and Where You Can Find It

Kohl’s has filed a preliminary proxy statement and form of BLUE proxy card with the SEC in connection with the solicitation of proxies for Kohl’s 2021 Annual Meeting of shareholders (the “Preliminary Proxy Statement” and such meeting the “2021 Annual Meeting”). Kohl’s, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of Kohl’s directors and executive officers and their respective interests in Kohl’s by security holdings or otherwise is set forth in the Preliminary Proxy Statement. To the extent holdings of such participants in Kohl’s securities have changed since the amounts described in the Preliminary Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC or will be filed within the time period specified by Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Details concerning the nominees of Kohl’s Board of Directors for election at the 2021 Annual Meeting are included in the Preliminary Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF KOHL’S ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING KOHL’S DEFINITIVE PROXY STATEMENT TO BE FILED IN CONNECTION WITH THE 2021 ANNUAL MEETING, ANY SUPPLEMENTS THERETO AND THE ACCOMPANYING BLUE PROXY CARD BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the Preliminary Proxy Statement and other documents filed by Kohl’s free of charge from the SEC’s website, www.sec.gov. Copies will also be available at no charge on the Kohl’s website at investors.kohls.com.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl's App, Kohl's offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company's environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, (646) 775-8337, lex.suvanto@edelman.com